SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM U5S/A

                                 ANNUAL REPORT

                      For the year ended December 31, 2001

                             Filed pursuant to the
                 Public Utility Holding Company Act of 1935 by

                             ALLEGHENY ENERGY, INC.

                             10435 Downsville Pike

                        Hagerstown, Maryland 21740-1766

EXHIBITS

EXHIBIT D.        Tax Allocation Agreement

SIGNATURE

     The undersigned system company has duly caused this amendment to this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.


                                       Allegheny Energy, Inc.
                                       Allegheny Energy Supply Company, LLC


                                       By:       /s/ TERENCE A. BURKE
                                                Terence A. Burke
                                                Deputy General Counsel for
                                                  Allegheny Energy, Inc.


Dated:  August 4, 2003